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                                                                                                                          Exhibit 12

                                         The May Department Stores Company and Subsidiaries
                                          Computation of Ratio of Earnings to Fixed Charges
                                    For the Five Fiscal Years ended January 29, 1994, and for the
                                       Twenty-six Weeks ended July 30, 1994, and July 31, 1993


                                                           26 Weeks Ended                        Fiscal Year Ended
                                                         July 30,   July 31,    Jan.29,   Jan. 30,     Feb. 1,    Feb. 2,    Feb. 3,
                                                           1994       1993       1994       1993        1992       1991       1990

Earnings Available for Fixed Charges:
Pretax earnings from continuing operations              $     406  $     358  $   1,178  $     791   $     796  $     762  $    799
Fixed charges (excluding interest
   capitalized and pretax preferred stock
   dividend requirements)                                     184        195        381        432         474        421       357
Dividends on ESOP Preference Shares                           (14)       (14)       (29)       (29)        (30)       (30)      (23)
Capitalized interest amortization                               2          2          4          3           3          3         3
                                                              578        541      1,534      1,197       1,243      1,156     1,136

Fixed Charges:
Gross interest expense (a)                              $     140  $     150  $     297  $     341   $     388  $     347  $    291
Interest factor attributable to
   rent expense                                                49         50         94         94          92         83        73
Other (b)                                                       -          -          -          4           8          5         4
                                                              189        200        391        439         488        435       368

Ratio of Earnings to Fixed Charges                            3.1        2.7        3.9        2.7         2.6        2.7       3.1


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)   Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.

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